Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among:
Applied Materials, Inc.,
a Delaware corporation;
Barcelona Acquisition Corp.,
a Delaware corporation; and
Varian Semiconductor Equipment Associates, Inc.,
a Delaware corporation

Dated as of May 3, 2011

i

Table Of Contents
(continued)

Table Of Contents
(continued)

Exhibits
Exhibit A    —    Certain Definitions
Exhibit B    —    Certificate of Incorporation of the Surviving Corporation
Exhibit C    —    Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (“Agreement”) is made and entered into as of May 3, 2011, by and among: Applied Materials, Inc., a Delaware corporation (“Parent”); Barcelona Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Varian Semiconductor Equipment Associates, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.
     B. The board of directors of the Company has unanimously: (i) approved this Agreement and the Merger; (ii) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (iii) approved and declared advisable this Agreement and the Merger; and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement.
     C. The respective boards of directors of Parent and Merger Sub have: (i) determined that it is in the best interests of their respective stockholders, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and (ii) approved this Agreement and the Merger in accordance with the DGCL.
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
     Section 1. Description of Transaction
          1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
          1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
          1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1950 University Avenue, Suite 500, East Palo Alto, California, at 8:00 a.m. (California time) on the third business day after the satisfaction or waiver (to the extent permitted to be waived by applicable law) of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.4 and 7.4, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time and place as shall be agreed to by the parties in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the

State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
          1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:
          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety so as to read in its entirety in the form attached hereto as Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law (subject to Section 5.5);
          (b) the Bylaws of the Surviving Corporation shall be amended and restated so as to read in their entirety in the form attached hereto as Exhibit C and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by law (subject to Section 5.5); and
          (c) the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.
          1.5 Conversion of Shares.
               (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
               (i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof.
               (ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall remain issued and outstanding and no consideration shall be paid or payable in respect thereof;
               (iii) except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.5(b), 1.5(c) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $63.00 in cash, without interest; and
               (iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
               (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time constitute Company Restricted Stock, then: (i) the Merger Consideration delivered in exchange for such shares of Company Restricted Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition as applied to such Company Restricted Stock; and (ii) the cash consideration included in such Merger Consideration need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; provided, however, that if the employment of any Continuing Employee (other than a Person who has entered into one of the change-in-control agreements set forth on Part 2.14(f) of the Disclosure Schedule) is terminated by Parent or the Surviving Corporation other than for Cause, death or disability, in all such cases occurring within one year following the Closing, any unvested Merger Consideration held by such Continuing Employee shall (at termination of employment) immediately vest as to an additional 12 months of vesting and shall be paid promptly thereafter (except that payment shall be delayed to the extent required to avoid a violation of Section 409A as determined by Parent in good faith). Prior to the Closing, the Company shall cooperate with Parent to take such action as they reasonably agree in good faith to be necessary to provide that, from and after the Effective Time, Parent is entitled to exercise any such right set forth in any such Company Restricted Stock grant or purchase agreement or other Contract which the Company had as of the Closing. For purposes of this Section 1.5(b), “Cause” shall mean the occurrence of any of the following: (A) an act of personal dishonesty taken by the Continuing Employee in connection with the Continuing Employee’s responsibilities as an employee and intended to result in the Continuing Employee’s substantial personal enrichment; (B) the Continuing Employee being convicted of, or pleading no contest or guilty to, (x) a misdemeanor that the Parent or the Surviving Corporation reasonably believes has had or will have a material detrimental effect on the Parent or the Surviving Corporation, or (y) any felony; (C) a willful act by the Continuing Employee that constitutes gross misconduct; (D) the Continuing Employee’s willful and continued failure to perform the duties and responsibilities of the Continuing Employee’s position after there has been delivered to the Continuing Employee a written demand for performance from the Parent or Surviving Corporation that describes the basis for the Parent or Surviving Corporation’s belief that the Continuing Employee has not substantially performed the Continuing Employee’s duties and the Continuing Employee has not corrected such failure within thirty (30) days of such written demand; and (E) a material violation by the Continuing Employee of any written Parent or Surviving Corporation employment policy or standard of conduct.
               (c) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Company Common Stock pursuant to Section 1.5(a)(iii) shall be adjusted to the extent appropriate.
          1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) except as otherwise provided in clauses “(i)” and “(ii)” of Section 1.5(a), and subject to Section 1.8, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.
          1.7 Exchange of Certificates.
               (a) On or prior to the Closing Date, Parent shall select, with the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall cause to be deposited with the Paying Agent cash in immediately available funds sufficient to make payments of the aggregate cash consideration payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall be invested by the Payment Agent as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the aggregate amounts payable under Section 1.5 shall be returned to the Surviving Corporation in accordance with Section 1.7(c). To the extent that there are any losses with respect to any such investments, or the Payment Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 1.5, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 1.5.
               (b) Promptly after the Effective Time (and in any event within five business days after the Effective Time), the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates or uncertificated shares of Company Common Stock represented by book entry (“Uncertificated Shares”) shall pass, only upon delivery of such Company Stock Certificates or transfer of the Uncertificated Shares to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or transfer of Uncertificated Shares in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, or compliance with the reasonable procedures established by the Paying Agent for delivery of Uncertificated Shares: (A) the holder of such Company Stock Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Uncertificated Shares; and (B) the Company Stock Certificate or Uncertificated Shares so surrendered shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Uncertificated Shares is registered if: (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate and each Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or in respect of Uncertificated Shares pursuant to the provisions of this Section 1.7.
               (c) Any portion of the Payment Fund that remains undistributed to former holders of shares of Company Common Stock (including holders of Company Stock Certificates) as of the date that is 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any former holders of shares of Company Common Stock (including holders of Company Stock Certificates) who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.
               (d) Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
               (e) If any Company Stock Certificate has not been surrendered by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.
               (f) None of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
          1.8 Dissenting Shares.
               (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares under Section 262 of the DGCL.
               (b) If any Dissenting Shares shall lose their status as such (through proper withdrawal of a demand for appraisal, failure to perfect such demand or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

               (c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.
          1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
     Section 2. Representations and Warranties of the Company
     The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to and qualified by: (a) subject to Section 9.6, the exceptions and disclosures set forth in the Disclosure Schedule; and (b) disclosure in any Company SEC Report filed or (to the extent publicly available) furnished before the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly predictive or forward-looking in nature)).
          2.1 Subsidiaries; Due Organization; Etc.
               (a) Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended October 1, 2010 identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the other Entities identified in Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended October 1, 2010 owns any capital stock of, or any equity interest of any nature in, any other Entity. None of the Acquired Corporations has agreed to make or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.
               (b) Each of the Acquired Corporations is a corporation, partnership, limited liability company, trust or other organization that is duly incorporated or organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so duly incorporated or organized, validly existing or in good standing would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect. Each of the Acquired Corporations has the requisite corporate, limited partnership, limited liability company or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such requisite power and authority would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect. Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, or in good standing would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.

          2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Company and the comparable organizational documents of each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act), in each case, as amended, as of the date hereof.
          2.3 Capitalization, Etc.
               (a) The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock, of which, as of April 29, 2011, 75,415,182 shares have been issued and are outstanding; and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share, no shares of which have been issued or are outstanding (including shares of restricted Company Common Stock). Except for those shares of Company Common Stock reserved for issuance to the date of this Agreement pursuant to Section 2.3(b), no shares of Company Common Stock have been issued since April 29, 2011. Except as set forth in Part 2.3(a)(i) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive or similar rights. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock except for any such restrictions contained in any Company Employee Plan. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.3(a)(ii) of the Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options or otherwise).
               (b) As of April 29, 2011: (i) 3,791,478 shares of Company Common Stock were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 828,266 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”); (iii) 29,640 shares of Company Common Stock were subject to issuance and/or delivery pursuant to restricted stock units and deferred stock units; (iv) 1,304,325 shares of restricted Company Common Stock were outstanding; (v) no shares of Company Common Stock were subject to stock appreciation rights whether granted under the Company Equity Plans or otherwise; (vi) no Company Equity Awards were outstanding other than those granted under the Company Equity Plans; and (vii) 3,057,318 shares of Company Common Stock were reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans. Part 2.3(b) of the Disclosure Schedule accurately sets forth, as of April 29, 2011, the following information with respect to each Company Equity Award outstanding as of the date of this Agreement (A) the particular Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (B) the name of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award; (D) the exercise price (if any) of such Company Equity Award; (E) the date on which such Company Equity Award was granted or the shares subject to such repurchase right were issued; (F) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and/or exercisable; (G) the date on which such Company Equity Award expires; (H) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (I) if such Company Equity Award is a Company Stock-Based Award, whether such Company Stock-Based Award is a restricted stock unit, deferred stock unit or a restricted stock award; (J) if such Company Equity Award is a Company Stock-Based Award in the form of restricted stock units or deferred stock units, the dates on which shares of

Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (K) whether the vesting of such Company Equity Award would be accelerated, in whole or in part, as a result of the Merger or any of the other transactions contemplated by this Agreement, alone or in combination with any termination of employment or other event. Between April 29, 2011 and the date of this Agreement, the Company has not issued or granted any Company Equity Awards. The Company has Made Available to Parent accurate and complete copies of the Company Equity Plans or, if not granted under an Company Equity Plan, such other Contract, pursuant to which any stock options, restricted stock units, deferred stock units or restricted stock awards (including, all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are currently outstanding, and the forms of all stock option, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, restricted stock units, deferred stock units or restricted stock awards (whether payable in equity, cash or otherwise). Except as would not have (and would not reasonably be expected to have) a Material Adverse Effect, all outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.
               (c) Except as set forth in Part 2.3(b) of the Disclosure Schedule and except as set forth in Section 2.3(a) and Section 2.3(b), as of the date of this Agreement, there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) contractual obligation of any of the Acquired Corporations to issue, deliver, sell, or cause to be issued, delivered or sold any shares of capital stock or other securities of any of the Acquired Corporations.
               (d) All outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.
               (e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or another Acquired Corporation, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities laws.
          2.4 SEC Filings; Financial Statements.
               (a) The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed or furnished by the Company with or to the SEC since January 1, 2010, including all amendments thereto (collectively, the “Company SEC Reports”). Since January 1, 2010, all statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file or furnish any documents with the

SEC. As of the time it was filed or furnished with or to the SEC (or: (A) with respect to items filed or furnished prior to the date of this Agreement, if amended, then as of the time of its most recent amendment prior to the date of this Agreement; and (B) with respect to items filed or furnished after the date of this Agreement, then as of the time of its most recent amendment): (i) each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements related to the Company SEC Documents required by: (A) Rule 13a-14 or 15d-14 under the Exchange Act; or (B) Section 302 or 906 of the Sarbanes-Oxley Act (collectively, the “Certifications”) is accurate and complete, and complies as to form and content in all material respects with all applicable Legal Requirements. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports filed on or prior to the date of this Agreement.
               (b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not expected to, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.
               (c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
               (d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NASDAQ Global Select Market and has not since January 1, 2010 received any notice from the NASDAQ Global Select Market asserting any material non-compliance with such rules and regulations.
               (e) None of the Acquired Corporations is a party to or bound by any “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

          2.5 Absence of Changes. Since December 31, 2010, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect. Except as set forth in Part 2.5 of the Disclosure Schedule, between December 31, 2010 and the date of this Agreement:
          (a) except in connection with this Agreement and the transactions contemplated hereby, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business;
          (b) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock (other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than in the ordinary course of business: (A) pursuant to the Company’s stock repurchase program; or (B) from employees of any Acquired Corporation whose employment with such Acquired Corporation has terminated;
          (c) other than to another Acquired Corporation, none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Equity Awards and except for sales, issuances or grants to newly hired employees of an Acquired Corporation); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Equity Awards identified in Part 2.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
          (d) other than the automatic vesting (upon retirement of any employee) of Company Options granted prior to January 1, 2008 in accordance with the terms of applicable agreements in effect prior to December 31, 2010, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Equity Plans or other non-plan equity-based award arrangements (whether in cash, stock or otherwise); (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock, restricted stock unit and/or deferred stock agreement (whether payable in cash, stock or otherwise); or (iv) any other Contract evidencing or relating to any equity-based award (whether payable in cash, stock or otherwise);
          (e) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since December 31, 2010, exceeds $10,000,000 in the aggregate;
          (f) none of the Acquired Corporations has waived or relinquished any material right under any Company Contract;
          (g) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except for write-offs or reserves that do not exceed $2,000,000 in the aggregate;
          (h) none of the Acquired Corporations has: (i) lent money to any Person (other than routine travel advances made to employees in the ordinary course of business and other than to another Acquired Corporation); or (ii) incurred or guaranteed any indebtedness for borrowed money;
          (i) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Employee Plan, other than Company Employee Plans adopted, established or entered into outside the United States in the ordinary course of business consistent with past practices; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, severance, change-in-control, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees, other than increases in the ordinary course of business consistent with past practices as part of the annual review process of the Acquired Corporations that occurred in February 2011;
          (j) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect, other than any changes required by changes in GAAP or in applicable Legal Requirements;
          (k) none of the Acquired Corporations has made any material Tax election; and
          (l) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(b)” through “(k)” above.
          2.6 Title to Assets. Except with respect to matters related to real property (which are addressed in Section 2.7) and Intellectual Property (which are addressed in Section 2.8), each of the Acquired Corporations has good, valid and marketable title to, or a valid leasehold interest in, all of the material properties and material assets owned or leased by them, in each case, free and clear of Encumbrances, other than Permitted Encumbrances and except as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.
          2.7 Real Property; Equipment; Leasehold.
               (a) Part 2.7(a) of the Disclosure Schedule identifies by address and location all material real property owned by the respective Acquired Corporations (together with all easements, rights of way, rights and appurtenances pertaining to such real property and all buildings, structures, fixtures and other improvements located thereon are referred to as the “Owned Real Property”). Except as would not (and would not reasonably be expected to), individually or in the aggregate, have a Material Adverse Effect, the Acquired Corporations have good and valid title to the Owned Real Property, in each case, sufficient to conduct their respective businesses as currently conducted, free and clear of any Encumbrances, except for: (A) any lien for current taxes not yet delinquent; and (B) all title exceptions, defects and other Encumbrances, whether or not of record, which individually or in the aggregate do not (and would not reasonably be expected to) materially affect the continued use of such Owned Real Property for the purposes for which such Owned Real Property is currently being used by the Acquired Corporations.
               (b) Part 2.7(b) of the Disclosure Schedule identifies by address and location all material real property leased, subleased, licensed or otherwise occupied by the Acquired Corporations (the “Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”) pursuant to written agreements (the “Leases”). The Acquired Corporations have good, valid and subsisting interests in and to all of the Leased Real Property, except where the failure to have such good, valid or subsisting interests would not (and would not reasonably be expected to), individually or in the aggregate, materially affect the continued use of such Leased Real Property for the purposes for which such Leased Real Property is currently being used by the Acquired Corporations. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all of the Leases are valid and in full force and effect, and to the Knowledge of the Company, there is no default or event which, with the passage of time, the giving of notice or both, would become a default, by any party under any Lease.
          2.8 Intellectual Property. Except as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect, or except as set forth in Part 2.8 of the Disclosure Schedule:
               (a) Part 2.8(a) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement:
               (i) in Part 2.8(a)(i) of the Disclosure Schedule: (A) each item of Registered Intellectual Property in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest;
               (ii) in Part 2.8(a)(ii) of the Disclosure Schedule: each Contract pursuant to which any material Intellectual Property Rights are licensed to any Acquired Corporation (other than software license agreements for any third-party software that is so licensed pursuant to a nonexclusive, commercially available license); and
               (iii) in Part 2.8(a)(iii) of the Disclosure Schedule: each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Company Intellectual Property Right, excluding nonexclusive licenses that were entered into in the ordinary course of business.
               (b) The Company has provided to Parent a complete and accurate copy of each standard form of the following: (i) the Company’s quotation for customers and the Company’s master purchase agreement for the Acquired Corporation’s top five customers by revenue; (ii) purchase or supply agreement with a material supplier that involves payments of more than $5,000,000 within the last fiscal year; (iii) standard forms of employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; or (iv) standard forms of consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision.
               (c) The Acquired Corporations exclusively own all right, title and interest to and in the material Company Intellectual Property Rights, free and clear of any Encumbrances (other than (1) nonexclusive licenses entered into in the ordinary course of business, and (2) licenses granted pursuant to the Contracts listed in Part 2.8(a)(iii)of the Disclosure Schedule). Without limiting the generality of the foregoing:
               (i) to the Knowledge of the Company, each Person who is or was an employee or independent contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any material Company Intellectual Property Right has signed an agreement containing an assignment of Intellectual Property Rights that do not initially vest in the Acquired Corporation pursuant to applicable law to the Acquired Corporation for which such Person is or was an employee or independent contractor, and confidentiality provisions protecting the Trade Secrets included in the Company Intellectual Property Rights, and each Acquired Corporation has made all employee inventor compensation payments to the extent that such payments are required under applicable law;
               (ii) except for: (A) nonexclusive licenses entered into in the ordinary course of business; and (B) the licenses granted in Contracts identified in Part 2.8(a)(ii) of the Disclosure Schedule, to the Knowledge of the Company, none of the Acquired Corporations is bound by, and no material Company Intellectual Property Right is subject to, any Contract that limits or restricts in any material respect the ability of any Acquired Corporation to use, exploit, assert or enforce any such material Company Intellectual Property Right;
               (iii) to the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any material Company Intellectual Property Right, in such a manner that would grant such Governmental Body a license thereto and/or any right or interest therein;
               (iv) to the Knowledge of the Company, each Acquired Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret; and
               (v) none of the Acquired Corporations is now or, to the Knowledge of the Company, has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization, in each case, that could reasonably be expected to require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any material Company Intellectual Property Right.
               (d) All Registered Company Intellectual Property Rights owned by the Acquired Corporations is unexpired and subsisting, and to the Knowledge of the Company, valid and enforceable. Without limiting the generality of the foregoing:
               (i) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is pending or, to the Knowledge of the Company, threatened (other than office actions issued in the ordinary course of prosecution), in which the scope, validity or enforceability of any material Company Intellectual Property Right is being contested or challenged; and
               (ii) to the Knowledge of the Company, there is no basis for a claim that could reasonably be expected to result in a ruling, judgment or determination by any Governmental Body that any Company Intellectual Property Right that is material to the business of the Acquired Corporations as currently conducted is invalid or unenforceable.
               (e) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare the grant, assignment or transfer to any other Person (other than Parent and its Affiliates) of any license or other right or interest under, to or in any of the material Company Intellectual Property Rights.

               (f) To the Knowledge of the Company, since January 1, 2008, no Person has materially infringed, misappropriated, or otherwise violated, and no Person is currently materially infringing, misappropriating or otherwise violating, any Company Intellectual Property Right. Part 2.8(f) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations since January 1, 2008 regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property Right which has not been resolved and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
               (g) To the Knowledge of the Company, none of the Acquired Corporations and none of the Company Products has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any valid Intellectual Property Right of any other Person in any material respect. No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2008, has been pending or, to the Knowledge of the Company, threatened against any Acquired Corporation (except for any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded). Since January 1, 2008, none of the Acquired Corporations has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.
               (h) To the Knowledge of the Company, none of the material Company Product Software: (i) contains any material bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to materially comply with any applicable warranty or other contractual commitment made by any Acquired Corporation relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.
               (i) To the Knowledge of the Company, none of the material Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent, in each case of clause “(i)” or “(ii)” of this sentence that materially and adversely affects the material Company Product Software.
               (j) To the Knowledge of the Company, none of the material Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires the use or distribution of such material Company Product Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Product Software; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use or distribute any material Company Product Software.
               (k) To the Knowledge of the Company, no source code for any material Company Product Software has been delivered, licensed or made available to any escrow agent or other Person (other than employees or independent contractors of the Acquired Corporations). None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any material Company Product Software to any other Person.
          2.9 Contracts.
               (a) Part 2.9(a) of the Disclosure Schedule identifies, as of the date of this Agreement, each Company Contract that constitutes a “Material Contract.” For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:
               (i) any defined benefit pension plan under which an Acquired Corporation has or may have any obligations or liability;
               (ii) any Contract that provides for indemnification of any employee, officer or director of any of the Acquired Corporations, other than any such Contract entered into with any employee of the Company at the level of Vice President or above on the Company’s standard form included as Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended October 1, 2010;
               (iii) any Contract imposing any restriction on the right or ability of any Acquired Corporation to compete in any line of business in any geographic area with any other Person;
               (iv) any Contract with any sole source supplier;
               (v) any Contract with any material supplier (other than a sole source supplier) to any Acquired Corporation that involved the payment of more than $5,000,000 in the Company’s last fiscal year; and
               (vi) any Contract (other than Contracts with Affiliates, customers or suppliers and other than Company Employee Plans) that contemplates or involves the payment or delivery of cash or other consideration by or to any Acquired Corporation in an amount or having an annual value in excess of $10,000,000 in the aggregate, or contemplates or involves the performance of services by or for any Acquired Corporation having an annual value in excess of $10,000,000 in the aggregate.
The Company has Made Available to Parent an accurate and complete copy of each Material Contract as of the date of this Agreement.
               (b) Except as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect, each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
               (c) Except as would not have (and would not reasonably be expected to have) a Material Adverse Effect: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Material Contract, or, to the Knowledge of the Company, any Company Contract that is not a Material Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Contract; or (D) give any Person the right to cancel, terminate or modify any Company Contract; and (iv) since January 1, 2010, none of the Acquired Corporations has received any written notice asserting any actual or possible violation or breach of, or default under, any Material Contract.
          2.10 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Company Balance Sheet and accompanying footnotes; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporations under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) thereunder; (d) liabilities or obligations incurred directly or indirectly as a result of this Agreement; (e) liabilities described in Part 2.10 of the Disclosure Schedule; (f) liabilities or obligations of a type which are the subject matter of any other representation in this Agreement (without regard to specific exclusions from such representation); and (g) liabilities or obligations that would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.
          2.11 Compliance with Legal Requirements. Except as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect, each of the Acquired Corporations is, and since January 1, 2005 has been, in compliance with all applicable Legal Requirements. Since January 1, 2010, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except where any such failure to be in compliance would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect. None of the Acquired Corporations or, to the Knowledge of the Company, any director, officer, employee, or agent of any Acquired Corporation, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) except as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect, made any other unlawful payment. Since January 1, 2005, none of the Acquired Corporations has voluntarily disclosed to any Governmental Body that an Acquired Corporation violated or may have violated a Legal Requirement relating to anti-corruption, bribery or similar matters.
          2.12 Governmental Authorizations.
               (a) The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect, except as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect. Each Acquired Corporation is, and has been since January 1, 2009, in compliance in all material respects with the terms and requirements of such Governmental Authorizations except as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect. Since January 1, 2010, none of the Acquired Corporations has received any written notice from any

Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization, except in each of clauses “(i)” and “(ii)” as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.
               (b) Part 2.12(b) of the Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise in excess of $1,000,000 since January 1, 2006 pursuant to which such U.S. or foreign Governmental Body has any right, title or interest to and in Company Intellectual Property Rights. Each of the Acquired Corporations is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.12(b) of the Disclosure Schedule.
          2.13 Tax Matters. Except as would not have, individually or in the aggregate, a Material Adverse Effect, or as set forth in Part 2.13 of the Disclosure Schedule:
               (a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Corporation Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) is true, correct and complete in all material respects and has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All material Taxes for which the Acquired Corporations are liable that are or have become due whether or not shown (or required to be shown) on a Tax Return before the Closing Date have been or will be paid on or before the Closing Date.
               (b) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Company Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable or delinquent.
               (c) No claim in writing is currently pending by any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.
               (d) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within 5 years of the Closing Date.
               (e) No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent, or has any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or otherwise.
               (f) The Company has Made Available to Parent true and complete copies of all Tax Returns listed on Part 2.13(f) of the Disclosure Schedule.
               (g) No Acquired Corporation will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) transaction or event occurring, or accounting method employed, prior to the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.
               (h) The Company has disclosed on its federal income Tax Returns all positions for which there is not “substantial authority” that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code. No Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
               (i) The Acquired Corporations are in compliance with all material transfer pricing requirements of the United States under Section 482 of the Code, and to the best of the Company’s knowledge and belief, all of such transactions have been effected on an arm’s length basis. The Acquired Corporations have contemporaneous documentation of all transfer pricing studies under Section 482.
          2.14 Employee and Labor Matters; Benefit Plans.
               (a) Except as set forth in Part 2.14(a) of the Disclosure Schedule, none of the Acquired Corporations is a party to any collective bargaining agreement, works council agreement or other Contract with a labor organization representing any of its employees nor is any such Contract or agreement presently being negotiated. Except as would not, individually or in the aggregate, have (and would not reasonably be expected to have) a Material Adverse Effect: (i) no unfair labor practice is pending or, to the Knowledge of the Company, threatened and (ii) within the past three years, there has not been a slowdown, group work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees and there is not now pending, or, to the Knowledge of the Company, threatened any such slowdown, group work stoppage, labor dispute or union organizing activity or any similar activity or dispute.
               (b) Except as would not have (and would not reasonably be expected to have) a Material Adverse Effect, none of the Acquired Corporations intends, and none of the Acquired Corporations has committed or communicated to any Company Associate an intent to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to materially modify any Company Employee Plan or Company Employee Agreement in any way that could result in Liability to the Acquired Corporations (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).
               (c) The Company has Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each material Company Employee Plan and each material Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent annual reports/filings, if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (iv) if such Company Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements, group insurance contracts, premium contracts, group annuity contracts, stop-loss agreements, investment management agreements, policies relating to fiduciary liability insurance covering the fiduciaries of a Company Employee Plan, subscription and participation agreements and recordkeeping agreements; (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) all material correspondence, if any, to or from any Governmental Body relating to such Company Employee Plan or to any investigation, claim or proceeding involving such Governmental Body.
               (d) Except as would not have (and would not reasonably be expected to have) a Material Adverse Effect, (i) each of the Acquired Corporations and each of its ERISA Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and is not in material default or violation of, and has no Knowledge of either any material default or violation by any other party to, or any circumstances that exist that are reasonably be expected to result in a material default or violation of, any Company Employee Plan, (ii) each Company Employee Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA (including Sections 406 and 407 thereof) and the Code (including Section 409A thereof), (iii) any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, (iv) each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan, (v) there are no claims or Legal Proceedings pending, threatened or, to the Knowledge of the Company, reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan, and (vi) no Acquired Corporation has any obligation to gross up or otherwise reimburse any Company Associate for any Tax incurred by such person pursuant to Section 409A. Except as set forth on Part 2.14(d) of the Disclosure Schedule, none of the Acquired Corporations, and no ERISA Affiliate, has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code.
               (e) Except as would not have (and would not reasonably be expected to have) a Material Adverse Effect, with respect to each Company Employee Plan as to which any of the Acquired Corporations may incur any liability under, or which is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code, except as set forth in Part 2.14(e) of the Disclosure Schedule: (i) no such Company Employee Plan has been terminated so as to result or reasonably be likely to result, directly or indirectly, in any Liability of any of the Acquired Corporations or any ERISA Affiliate under Title IV of ERISA that has not been satisfied in full as of the date hereof; (ii) no complete or partial withdrawal from such Company Employee Plan has been made by any of the Acquired Corporations or by any other Person, so as to result, or reasonably be likely to result, in any Liability to any of the Acquired Corporations or any ERISA Affiliate; (iii) no proceeding has been initiated by any Person

(including the Pension Benefit Guaranty Corporation (the “PBGC”)) to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan; and (iv) to the Knowledge of the Company, no condition or event currently exists that could result, directly or indirectly, in any Liability of any of the Acquired Corporations under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of or withdrawal from any such Company Employee Plan. Except as set forth in Part 2.14(e) of the Disclosure Schedule, no Company Employee Plan provides (except at no cost to the Acquired Corporations or any Affiliate of any Acquired Corporation), or reflects or represents any liability of any of the Acquired Corporations or any Affiliate of any Acquired Corporation to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.
               (f) Except as set forth in Part 2.14(f) of the Disclosure Schedule, or as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event, whether contingent or otherwise) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will result (either alone or in connection with any other circumstance or event) in (i) any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; (ii) any payments or benefits to be provided to any Company Associate, that, considered individually or considered collectively with any other such Contracts, payments or benefits, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; or (iii) the payment of any excise tax gross-up under Section 4999 of the Code.
          2.15 Environmental Matters.
               (a) Each of the Acquired Corporations: (i) is and, to the Knowledge of the Company, has been in compliance with, and has not been and is not in violation of, any applicable Environmental Laws, other than any non-compliance that has been cured or which would not (and would not reasonably be expected to result in) a Material Adverse Effect; and (ii) possesses all material Governmental Authorizations required under applicable Environmental Laws, and is and, to the Knowledge of the Company, has been in compliance with the terms and conditions thereof, except for any such noncompliance, violation, or failure to possess or comply with Governmental Authorizations that has been cured or that would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.
               (b) None of the Acquired Corporations has, since January 1, 2010, received any written notice from any Person that alleges that any of the Acquired Corporations is not or might not be in compliance with or is or might be liable under any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that would be reasonably likely to prevent or interfere with the compliance by the Acquired Corporations with, or give rise to liability of any of the Acquired Corporations under, any Environmental Law, except for any such written notice or any such circumstances that would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.
               (c) To the Knowledge of the Company: (i) there has been no Release or threatened Release of any Materials of Environmental Concern at, on, under or from any Company Real Property, any other property that is or was controlled or used by any of the Acquired Corporations, or any other location for which any of the Acquired Corporations is or would not reasonably be expected to be liable; (ii) none of the Company Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released, except for any of the foregoing that would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.
               (d) To the Knowledge of the Company, no Acquired Corporation has sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for investigation, removal, remediation, cleanup, closure or other environmental response activity; or (iii) is subject to a Legal Requirement to take any such action, except for any of the foregoing that would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.
          2.16 Insurance. The Company has Made Available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Except as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect: (a) each of such insurance policies is in full force and effect; and (b) since January 1, 2010, none of the Acquired Corporations has received any written notice regarding any: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy except as set forth in Part 2.16(b)(iii) of the Disclosure Schedule.
          2.17 Legal Proceedings; Orders.
               (a) Except as set forth in Part 2.17(a) of the Disclosure Schedule and as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that, as of the date of this Agreement, challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise interfering in any material respect with, the Merger.
               (b) There is no Order to which any of the Acquired Corporations is subject, except as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.
          2.18 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Merger, subject to adoption of this Agreement by the Required Company Stockholder Vote and the filing with the Secretary of State of the State of the State of Delaware of the certificate of merger in connection with the Merger as required by the DGCL. As of the date of this Agreement, the board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for consideration by the

Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2); (d) assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.7, taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to this Agreement and the Merger; and (e) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any other “fair price,” “moratorium,” “control share acquisition,” or other similar state anti-takeover law that might otherwise apply to the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          2.19 Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 3.7 of this Agreement, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement.
          2.20 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations; or (ii) any resolution adopted prior to the date of this Agreement by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;
          (b) contravene, conflict with or result in a violation of any applicable Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject to, assuming that all consents, approvals, authorizations contemplated by clauses “(1)” through “(4)” of the last sentence of this Section 2.20 have been obtained;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations as currently conducted or to any of the assets owned or used by any of the Acquired Corporations;
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of any such Material Contract; or
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations);
except, in the case of clauses “(b)” through “(e)” of this Section 2.20, as would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.
Except for: (1) disclosure and the filing of proxy materials required under the rules and regulations of the SEC or NASDAQ; (2) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities in other jurisdictions in which the Company does business; (3) as may be required under the HSR Act or any applicable foreign antitrust or competition laws; (4) filings and notices required as a result of facts and circumstances solely attributable to Parent or Merger Sub; and (5) any actions or filings the absence of which would not have (and would not reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect, no Acquired Corporation will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated hereby.
          2.21 Fairness Opinion. The Company’s board of directors has received the opinion of Credit Suisse (“Credit Suisse”), financial advisor to the Company, dated May 3, 2011, to the effect, that based upon and subject to various assumptions and qualifications set forth therein, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such stockholders. Promptly after execution of this Agreement the Company will furnish, an accurate and complete copy of said written opinion to Parent solely for informational purposes.
          2.22 Financial Advisor. Except for Credit Suisse, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Credit Suisse.
          2.23 Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.
          2.24 No Additional Representations. Except for the representations and warranties made by the Company in this Section 2, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to: (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its

Subsidiaries or their respective businesses; or (b) except as it may be the subject of one or more of the representations and warranties made by the Company in this Section 2, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Nothing in this Section 2.24 shall limit Parent’s remedies in the event of fraud by any Acquired Corporation or by any Representative of any Acquired Corporation.
     Section 3. Representations and Warranties of Parent and Merger Sub
     Parent and Merger Sub represent and warrant to the Company as follows:
          3.1 Due Organization. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Encumbrances.
          3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have all necessary corporate power and authority to enter into and to perform their obligations under this Agreement and to consummate the Merger and, subject to compliance with the second sentence of Section 3.3, the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
          3.3 Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall occur promptly following execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated hereby.
          3.4 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or any of the other transactions contemplated hereby will: (a) contravene, conflict with or result in a violation of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (b) result in a violation by Parent or Merger Sub of any Legal Requirement or Order to which Parent or Merger Sub is subject, except for any violation that will not have a material adverse effect on Parent’s ability to consummate the Merger. Except as may be required by the Exchange Act, the DGCL, the HSR Act and any foreign antitrust Legal Requirement, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.
          3.5 Financing. As of the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger and to pay all other amounts required to be paid by Parent in connection with the Merger, including all fees and expenses related thereto.

          3.6 Absence of Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any Legal Proceeding that would not, individually or in the aggregate, prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any Order that would, individually or in the aggregate, prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.
          3.7 Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor Merger Sub: (a) beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Company Common Stock; or (b) is a party to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock. Neither Parent nor Merger Sub, nor any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL), is, or at any time during the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
          3.8 Merger Sub Capitalization, Operations and Assets. Merger Sub is a wholly owned Subsidiary of Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger, the Financing and the other transactions contemplated by this Agreement. Since its date of formation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
          3.9 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
     Section 4. Certain Covenants of the Company
          4.1 Access and Investigation; Financing.
               (a) During the period from the date of this Agreement through the Effective Time or earlier termination of this Agreement (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to (provided that no investigation pursuant to this Section 4.1(a) shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein): (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request (it being understood, however, that the foregoing shall not permit any party or any of its Representatives to conduct any environmental testing or sampling). During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and all other applicable Legal Requirements. Without limiting the generality of any of the foregoing, but subject to applicable United States and foreign antitrust and competition laws, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:
               (i) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including monthly OPSUM reports and quarterly business review reports;
               (ii) any written materials or communications sent by or on behalf of the Company to its stockholders;
               (iii) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other transactions contemplated by this Agreement; and
               (iv) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement.
Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of its clients, jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Legal Requirement or Contract entered into prior to the date of this Agreement; provided that the Company shall use its commercially reasonable efforts to obtain contractual waivers and consents and implement requisite procedures to enable the provision of access and disclosure without such violations or contraventions. All requests for information made pursuant to this Section 4.1(a) shall be directed to an executive officer, treasurer or controller of the Company or the Company’s financial advisors or such other Person as may be designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.
               (b) Prior to the Closing and as promptly as practicable following the date of this Agreement, the Company shall, and shall cause its Subsidiaries (and its and its Subsidiaries’ Representatives) to, at Parent’s sole expense with respect to any out-of-pocket expenses relating to the following, provide to Parent such cooperation reasonably requested by Parent to the extent necessary or advisable in connection with any of Parent’s financing of the Merger (the “Financing”), including: (i) participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies, financing sources and prospective financing sources; (ii) furnishing information (including financial statements) reasonably required to be included in, and providing reasonable assistance with the preparation of materials for, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, registration statements, prospectuses and similar documents required in connection with the Financing; provided however, that, private placement memoranda or prospectuses in relation to securities need not be issued by the Company; (iii) without limitation of clause “(ii)” of this sentence, furnishing Parent and its financing sources and prospective financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including: (A) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recent fiscal years ended at least 60 days prior to the Closing Date; (B) GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date; and (C) Company information, financial statements and financial data of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in offering memoranda relating to private placements pursuant to Rule 144A under the Securities Act (such information described in this clause “(iii)” being referred to collectively as the “Required Information”); (iv) cooperating with Parent in connection with its preparation of customary pro forma financial statements reflecting the Merger and the Financing, it being understood and agreed that any financial statements referenced in this Section 4.1(b) shall in each case meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1; (v) cooperating with and assisting Parent in obtaining customary accountants’ comfort letters including “negative assurance” comfort and consents of accountants for use of their reports in any materials relating to the Financing; and (vi) providing Parent’s financing sources and prospective financing sources, any underwriters, initial purchasers or placement agents participating in the Financing, and their respective legal, financial and accounting advisors, access to the properties, assets and personnel of the Company and its Subsidiaries in accordance with Section 4.1(a). The Company will notify Parent of any material error, mistake or omission in the Required Information or the other information provided pursuant to this Section 4.1(b) that it becomes aware of and if requested by Parent will use its reasonable efforts to promptly correct such error, mistake or omission. Nothing contained in this Section 4.1(b) or otherwise shall require the Company to be an issuer or other obligor with respect to the Financing prior to the Closing. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 4.1(b)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries or other information furnished by or on behalf of the Company or its Subsidiaries) and in connection with the Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 4.1(b) and in connection with the Financing. All non-public or otherwise confidential information regarding the Company obtained by the Parent, Merger Sub or their respective Representatives pursuant to this Section 4.1(b) shall be kept confidential in accordance with the Confidentiality Agreement.
               (c) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, subject to fulfillment or waiver of the conditions set forth in Section 6.
          4.2 Operation of the Company’s Business.
               (a) During the Pre-Closing Period, except: (w) as set forth in Part 4.2 of the Disclosure Schedule; (x) as otherwise expressly contemplated by this Agreement; (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned); or (z) as required by applicable Legal Requirements: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in all material respects in the ordinary course and in accordance with past practices; (ii) the Company shall use its reasonable best efforts to ensure that each of the Acquired Corporations conducts its business and operations in compliance in all material respects with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (iii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact in all material respects its current business organization, keeps available the services of its current officers and other employees and maintains in all material respects its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; and (iv) the Company shall promptly notify Parent of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement; and (B) any Legal Proceeding commenced, or, to the Company’s Knowledge, threatened against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the Merger or any of the other transactions contemplated by this Agreement.
               (b) Subject to the exceptions set forth in clauses “(w)” through “(z)” of Section 4.2(a), during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent, with respect to the matters described in clauses “(ii),” “(iv)” and “(vi)” through “(xv)” of Section 4.2(b), shall not be unreasonably withheld, delayed or conditioned), and the Company shall ensure that the other Acquired Corporations do not (without the prior written consent of Parent):
               (i) (A) declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock (other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent); or (B) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than in the ordinary course of business from employees of any Acquired Corporation whose employment with such Acquired Corporation has terminated and other than repurchases under the previously publicly disclosed stock repurchase program of the Company;
               (ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, restricted stock unit, deferred stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock: (x) upon the valid exercise of Company Equity Awards or the vesting or scheduled delivery of shares pursuant to Company Stock-Based Awards, in each case, outstanding as of the date of this Agreement; and (y) pursuant to the ESPP; and (2) the Company may, in the ordinary course of business and consistent with past practices, (x) grant to non-officer employees and officer employees who do not have a change in control agreement set forth in Part 2.14(f) of the Disclosure Schedule (such employees “Non-CIC Executives”) of the Acquired Corporations hired or promoted (other than promotions to an executive officer position) after the date of this Agreement and (y) grant after October 31, 2011 to non-officer employees and Non-CIC Executives of the Acquired Corporations pursuant to the Company’s normal grant practices, Company Equity Awards (in the case of (x) and (y), having, as applicable, an exercise price equal to the fair market value of the Company Common Stock covered by such Company Equity Award determined as of the time of the grant of such Company Equity Award, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under the Company Equity Plans);
               (iii) except as provided for under the Company Contracts identified in Part 4.2(b)(iii) of the Disclosure Schedule as such Company Contracts are in effect on the date of this Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any Company Equity Awards, or otherwise modify any of the terms of any outstanding Company Equity Award, warrant or other security or any related Contract;

               (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
               (v) acquire any equity interest or other interest in any other Entity, except for acquisitions of equity interests having a cost of less than $3,000,000 in the aggregate;
               (vi) make any capital expenditure, except capital expenditures that do not exceed $7,500,000 in the aggregate in any calendar quarter;
               (vii) other than in the ordinary course of business consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any: (1) Material Contract; or (2) any other Contract with any Person who is (or is expected to become) a customer of any Acquired Corporation; or (B) amend or terminate, or waive any rights or exercise any right or remedy under, any Material Contract, in each case under this clause “(B)” in a manner that is adverse in any material respect to the Acquired Corporations taken as a whole;
               (viii) (A) acquire, lease or license any right or other asset from any other Person, other than: (1) in the ordinary course of business consistent with past practices (including acquisitions of supplies, parts, fuel, materials and other inventory in the ordinary course of business consistent with past practices); or (2) any such acquisitions, leases or licenses that are for consideration not in excess of $2,000,000 individually or $10,000,000 in the aggregate during any six month period following the date of this Agreement; or (B) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person having a current value in excess of $1,500,000 individually, or $5,000,000 in the aggregate during any six month period following the date of this Agreement, other than: (w) sales, dispositions, leases or licenses of inventory or other assets in the ordinary course of business consistent with past practices; (x) pursuant to Contracts existing on the date hereof or Contracts entered into after the date hereof in accordance with this Section 4.2; (y) dispositions of obsolete or worthless assets or properties; or (z) transactions solely among the Company and/or any of its Subsidiaries;
               (ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Permitted Encumbrances or in connection with indebtedness permitted by clause “(x)” of this Section 4.2(b);
               (x) (A) lend money to any Person (other than the Company and any wholly-owned Subsidiary of the Company), other than loans or advances to employees of the Acquired Corporations made in the ordinary course of business consistent with past practices; or (B) incur or guarantee any indebtedness, other than: (1) in connection with foreign exchange hedging transactions in the ordinary course of business consistent with past practices; or (2) indebtedness of up to $2,000,000 in the aggregate under the Company’s lines of credit in existence as of the date of this Agreement;
               (xi) (A) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement or any plan, practice, agreement, arrangement or policy that would be a Company Employee Plan or Company Employee Agreement if it was in existence on the date of this Agreement; or (B) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (1) may provide salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (2) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; (3) change co-payment amounts under health plans, implement new bonus metrics under bonus plans or implement new earnings per share thresholds under applicable Company Employee Plans, in each case under this clause “(3)” to the extent in the ordinary course of business consistent with past practices; (4) may make bonus payments and profit sharing payments utilizing the same performance metrics and related payment formulas in accordance with existing bonus and profit sharing plans; (5) may make retention payments in accordance with the agreements set forth in Part 4.2(xi)(B)(5) of the Disclosure Schedule; and (6) may enter into Company Employee Agreements with non-officer employees in the ordinary course of business that do not provide for severance or acceleration benefits;
               (xii) hire or terminate any employee at the level of Vice President or above or with an annual base salary in excess of $180,000 (other than terminations of employees for cause), or promote any employee to a level of Vice President or above or to a position with an annual base salary in excess of $180,000 except in order to fill a position vacated after the date of this Agreement;
               (xiii) other than in the ordinary course of business consistent with past practices and except as required by the terms of any Contract existing on the date hereof or by any Legal Requirement or GAAP, change any of its product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;
               (xiv) make any material Tax election;
               (xv) commence any Legal Proceeding, except with respect to: (i) this Agreement and the transactions contemplated hereby; or (ii) routine collection matters in the ordinary course of business and consistent with past practices;
               (xvi) settle any Legal Proceeding or other material claim, except: (A) pursuant to a settlement that does not involve any liability or obligation on the part of any Acquired Corporation or involves only the payment of monies by the Acquired Corporations of not more than $250,000 in any individual case or $1,000,000 in the aggregate for all such settlements; or (B) if such settlement: (1) does not relate to Tax matters or Intellectual Property matters; (2) is not, individually or in the aggregate, reasonably expected to affect in any material respect the operation of the business of the Company and its Subsidiaries taken as a whole; and (3) will not require a payment by the Company or any of its Subsidiaries in excess of the amounts set forth in clause “(A)” of this sentence;
               (xvii) enter into any Contract covering any Company Associate or make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements); or
               (xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 4.2(b).
               (c) During the Pre-Closing Period, the Company shall ensure that no Acquired Corporation terminates the employment of any Person who has entered into one of the change-in-control agreements set forth on Part 2.14(f) of the Disclosure Schedule unless Parent reasonably determines that such termination will not trigger the payment or provision of any benefits (including the acceleration of any Company Equity Awards) to or in favor of such Person.
          4.3 No Solicitation.
               (a) The Company shall not (and shall not resolve or publicly propose to) directly or indirectly, and the Company shall ensure that the other Acquired Corporations and each Person who is an officer or director of any of the Acquired Corporations do not (and do not resolve or publicly propose to) (and the Company shall use its reasonable best efforts to ensure that each other Representative of any Acquired Corporation does not, and does not resolve or publicly propose to) directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly assist or knowingly facilitate the making, submission or announcement of any Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL); (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal; or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal.
               (b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company may furnish or otherwise provide access to non-public information regarding the Acquired Corporations to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) none of the Acquired Corporations shall have materially breached (and none of the officers or directors shall have taken action that would have been a material breach had such action been taken by the Company) any of the provisions set forth in Section 4.3(a) in a manner that resulted in the submission of such Acquisition Proposal; (ii) the board of directors of the Company determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that such action is reasonably required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations and other provisions not materially less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (it being understood that such confidentiality agreements (A) need not prohibit the making or amendment of an Acquisition Proposal and (B) may include a standstill on terms more favorable to such Person than the standstill contained in the Confidentiality Agreement; provided, that if any of the standstill provisions in any confidentiality agreement entered into by the Company with such Person following the date of this Agreement pursuant to this Section 4.3(b) or otherwise are more favorable to such Person than the corresponding terms contained in the Confidentiality Agreement

(including if any such confidentiality agreement does not include a standstill), then the standstill in the Confidentiality Agreement shall be deemed to be amended to conform to such less restrictive confidentiality agreement); and (v) within 24 hours of furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).
               (c) If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or any request for non-public information at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal or request): (i) advise Parent in writing of such Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Proposal or request and the material terms and conditions thereof); and (ii) provide Parent with copies of all documents and other written communications received by any Acquired Corporation or any Representative of any Acquired Corporation setting forth the terms and conditions of such Acquisition Proposal or request and a written summary of the material terms and conditions of any Acquisition Proposals not made in writing. The Company shall keep Parent reasonably informed with respect to the status and terms of any such Acquisition Proposal (including amendments thereto) and the status of any related discussions or negotiations, including by providing Parent promptly (and in no event later than 48 hours after receipt) copies of any additional written correspondence or other documents received by any Acquired Corporation or any Representative of any Acquired Corporation from the Person who made such Acquisition Proposal or from any Representative of such Person to the extent such correspondence or other document contains material information about the terms or conditions of such Acquisition Proposal.
               (d) The Company shall, and shall ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal.
               (e) The Company agrees that it will not, and shall ensure that each other Acquired Corporation will not, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of the standstill provision of any confidentiality agreement entered into by the Company or any other Acquired Corporation pursuant to Section 4.3(b); provided, however, that the Company or such other Acquired Corporation may release a Person from, or amend or waive any provision of, any such standstill provision if: (1) the Company’s board of directors reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the release of such Person from such agreement or provision or the amendment of such agreement or waiver of such provision is reasonably required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; and (2) the Company provides Parent with written notice of such action substantially concurrently with taking such action.
     Section 5. Additional Covenants of the Parties
          5.1 Proxy Statement. As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement to comply in all material respects with all applicable rules and regulations of the SEC and all other applicable Legal Requirements. The Company shall as promptly as reasonably practicable provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond as promptly as reasonably practicable to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the earlier of: (a) receiving notification that the SEC or its staff is not reviewing the Proxy Statement; or (b) receiving notification of final resolution of any comments received from the SEC or its staff concerning the Proxy Statement. If any event or information relating to any of the Acquired Corporations, Parent or Merger Sub occurs, or if the Company or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the party that discovers such information shall promptly inform the other parties, and the Company shall as promptly as reasonably practicable file an appropriate amendment or supplement with the SEC and, if appropriate, disseminate such amendment or supplement to the stockholders of the Company.
          5.2 Company Stockholders’ Meeting.
               (a) The Company shall take all action necessary under, and subject to, all applicable Legal Requirements and its certificate of incorporation and bylaws to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Required Company Stockholder Vote as promptly as practicable after the date of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Stockholders’ Meeting if: (i) the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary duty of disclosure to the Company’s stockholders or applicable securities laws, and then only for so long as the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that such action is necessary to give the Company’s stockholders sufficient time to evaluate any information or disclosure that the Company has sent to stockholders or otherwise made available to stockholders by issuing a press release or filing materials with the SEC (it being understood that this clause “(i)” shall not permit any adjournment or postponement as a result of the fact that a waiting period has not expired, or a Consent has not been obtained, under any applicable Antitrust Law); (ii) the Company has provided a written notice to Parent and Merger Sub pursuant to Section 5.2(d)(i) or Section 5.2(d)(ii) that it intends to make a Company Adverse Recommendation Change and/or take action pursuant to Section 8.1(h) with respect to a Superior Offer and the deadline contemplated by Section 5.2(d)(i) or Section 5.2(d)(ii), as applicable, with respect to such notice has not been reached, but only until the applicable deadline has been reached; or (iii) there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at the Company Stockholders Meeting to constitute a quorum at such meeting or to obtain the Required Company Stockholder Vote, but only until a stockholders’ meeting can be held at which there are a sufficient number of shares present or represented to obtain such a quorum or the Company Stockholder Vote (and in no event for more than 60 days after the date originally scheduled for the Company Stockholders’ Meeting). The Company Stockholders’ Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders. The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

               (b) Provided that there shall not have occurred a Company Adverse Recommendation Change, the Proxy Statement shall include a statement to the effect that the board of directors of the Company: (i) has determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders; (ii) has approved this Agreement and approved the other transactions contemplated hereby and the Merger, in accordance with the requirements of the DGCL; and (iii) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting. (The determination that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders and the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”) The Company shall use its reasonable best efforts to ensure that the Proxy Statement includes the opinion of the financial advisor referred to in Section 2.21.
               (c) Neither the board of directors of the Company nor any committee thereof shall: (i) except as provided in Section 5.2(d), withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation or recommend the approval, acceptance or adoption of any Acquisition Proposal or approve, endorse, accept or adopt any Acquisition Proposal (each such action, a “Company Adverse Recommendation Change”); (ii) except as provided in Section 8.1(h), cause or permit any Acquired Corporation to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.3(b); or (iii) resolve, agree or publicly propose to, or permit any Acquired Corporation or any Representative of any Acquired Corporation to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).
               (d) Notwithstanding anything to the contrary contained in clause “(i)” of Section 5.2(c), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the board of directors of the Company may make a Company Adverse Recommendation Change and, in the case of clause (i) below, may also take action pursuant to Section 8.1(h):
               (i) if: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result from a material breach of any of the provisions of Section 4.3 or Section 5.2; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (D) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the Company’s board of directors is reasonably required to make a Company Adverse Recommendation Change in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; and (E) no less than four days prior to making a Company Adverse Recommendation Change or taking action pursuant to Section 8.1(h), the Company delivers to Parent a written notice: (1) stating that the Company has received a Superior Offer that did not result from a material breach of any of the provisions of Section 4.3 or Section 5.2; (2) stating that the Company’s board of directors intends to make a Company Adverse Recommendation Change or take such action pursuant to Section 8.1(h) as a result of such Superior Offer; (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer; and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer and all other material documents relating to such Superior Offer; provided, that any amendment to the financial terms or any other material amendment of such Superior Offer shall require a new notice and the Company shall be required to comply again with the requirements of this Section 5.2(d)(i) except that the references to the four day period above shall be deemed to be references to a two business day period (such required notice period pursuant to this Section 5.2(d)(i), a “Superior Offer Notice Period”); or
               (ii) if: (A) there shall arise after the date of this Agreement any change in circumstances affecting the Acquired Corporations that does not relate to any Acquisition Proposal and that leads the Company’s board of directors to consider withdrawing or modifying the Company Board Recommendation (any such change in circumstances unrelated to an Acquisition Proposal being referred to as, a “Change in Circumstances”); (B) the Company’s board of directors reasonably determines in good faith, after having taken into account the advice, if the board of directors of the Company deems such advice appropriate, of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the withdrawal or modification of the Company Board Recommendation is reasonably required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; and (C) no less than four business days prior to withdrawing or modifying the Company Board Recommendation (a “Change in Circumstances Notice Period” and together with a Superior Offer Notice Period, a “Notice Period”), the Company’s board of directors delivers to Parent a written notice: (1) stating that a Change in Circumstances has arisen; (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation; and (3) containing a reasonably detailed description of such Change in Circumstances (provided, however, that a public disclosure by the Company or its board of directors or any committee thereof limited to a factual description of a Change in Circumstances and any action taken by the board of directors of the Company with respect thereto that such disclosing party determines in good faith is reasonably required to comply with applicable Legal Requirements shall not constitute a Company Adverse Recommendation Change and shall not be prohibited by this Section 5.2(d)(ii) as long as such disclosure contains a statement to the effect that there has not occurred a Company Adverse Recommendation Change and that no such Company Adverse Recommendation Change will occur until the Company has complied with the notice and related provisions set forth in Section 5.2(d)(ii)); and
               (iii) (A) with respect to either Section 5.2(d)(i) or Section 5.2(d)(ii), throughout the applicable Notice Period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that, with respect to Section 5.2(d)(i), such Superior Offer ceases to constitute a Superior Offer or, with respect to Section 5.2(d)(ii), no withdrawal or modification of the Company Board Recommendation would be legally required as a result of such Change in Circumstances and (B) following the end of such Notice Period, the board of directors of the Company shall have determined in good faith after consultation with a financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the notices required by Section 5.2(d)(i) and Section 5.2(d)(ii), that such Superior Offer continues to constitute a Superior Offer, or in light of such Change in Circumstances, the withdrawal or modification of the Company Board Recommendation continues to be required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Delaware law, as applicable.

               (e) The Company shall ensure that any Company Adverse Recommendation Change: (x) does not change or otherwise affect the approval of this Agreement by the Company’s board of directors or any other approval of the Company’s board of directors; and (y) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Delaware or any other state to be applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.
               (f) Subject to Section 5.2(a) and Section 8.1(h), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Change in Circumstances or by any Company Adverse Recommendation Change. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders.
               (g) Nothing contained in this Section 5.2 shall be deemed to prohibit the Company or its board of directors or any committee thereof from: (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal or a Change in Circumstances, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders); or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided that, in the case of clause “(i)” or “(ii)” of this sentence, the board of directors of the Company expressly publicly reaffirms the Company Board Recommendation in such disclosure.
          5.3 Company Stock Awards and ESPP.
               (a) Prior to the Effective Time, the Company shall cause each Company Option that: (i) was granted under the Company’s Amended and Restated 2006 Stock Incentive Plan and is vested immediately prior to the Effective Time (including such Company Options that vest contingent on the Merger); or (ii) is otherwise identified by Parent prior to the Effective Time with respect to Company Options granted in one or more non-U.S. jurisdictions (the “Specified Options”), in each case under clause “(i)” or “(ii)” of this sentence that is outstanding and unexercised immediately prior to the Effective Time (each Company Option referred to in clause “(i)” or “(ii)” of this sentence, an “2006 Plan Vested Company Option”) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such 2006 Plan Vested Company Option shall be granted the right to receive, in respect of each share of Company Common Stock subject to such 2006 Plan Vested Company Option immediately prior to such cancellation, an amount (subject to any applicable Tax withholding) in cash equal to: (i) the Merger Consideration; minus (ii) the exercise price per share of Company Common Stock subject to such 2006 Plan Vested Company Option (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any such 2006 Plan Vested Company Option exceeds the Merger Consideration, then the amount payable under this Section 5.3(a) with respect to such 2006 Plan Vested Company Option shall be zero). Each holder of a 2006 Plan Vested Company Option cancelled as provided in this Section 5.3(a) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(a), without interest. Parent shall cause the cash payments described in this Section 5.3(a) to be paid promptly following the Effective Time, without interest and less applicable Tax withholding. No 2006 Plan Vested Company Option shall be assumed by Parent.

               (b) At the Effective Time, each Company Option (other than a Specified Option) that: (i) was granted under the Company’s Omnibus Stock Plan, as amended and is vested, outstanding and unexercised immediately prior to the Effective Time; or (ii) is outstanding, unexercised and unvested immediately prior to the Effective Time (each such Company Option under clause “(i)” and “(ii),” a “Continuing Option”), shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent: (A) assuming such Continuing Option; or (B) replacing such Continuing Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement by which such Continuing Option is evidenced. All rights with respect to Company Common Stock under Continuing Options assumed or replaced by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (1) each Continuing Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (2) the number of shares of Parent Common Stock subject to each Continuing Option assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Continuing Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (3) the per share exercise price for the Parent Common Stock issuable upon exercise of each Continuing Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Continuing Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (4) subject to the terms of the stock option agreement by which such Continuing Option is evidenced, any restriction on the exercise of any Continuing Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Continuing Option shall otherwise remain unchanged as a result of the assumption or replacement of such Continuing Option(except that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Continuing Option);provided, however, that if the employment of any Continuing Employee (other than a Person who has entered into one of the change-in-control agreements set forth in Part 2.14(f) of the Disclosure Schedule) is terminated by Parent or the Surviving Corporation other than for Cause, death or disability, in all such cases occurring within one year of the Closing, all Continuing Options held by such Continuing Employee shall (at termination of employment) immediately vest as to an additional 12 months of vesting. The “Conversion Ratio” shall be equal to the fraction having a numerator equal to the Merger Consideration and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the NASDAQ Global Select Market for each of the five consecutive trading days immediately preceding the Closing Date (the “Average Parent Stock Price”); provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate. For purposes of this Section 5.3(b), “Cause” shall have the same meaning as such term is defined in Section 1.5(b).
               (c) At the Effective Time, each Company RSU that is outstanding and either unvested, or outstanding and vested but the shares of Company Common Stock pursuant thereto not yet delivered, in each case immediately prior to the Effective Time shall be cancelled, with the holder of each such Company RSU becoming entitled to receive a payment, in consideration of such cancellation and in settlement therefor, in an amount (subject to any applicable Tax withholding) in cash equal to the product of: (i) the Merger Consideration; multiplied by (ii) the total number of shares of Company Common Stock subject to the outstanding portion of such Company RSU as of immediately prior to the Effective Time.

Each holder of a Company RSU cancelled as provided in this Section 5.3(c) shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified in this Section 5.3(c) without interest. Parent shall cause the cash payments described in this Section 5.3(c) to be paid, without interest and less applicable Tax withholding, promptly following the Effective Time (and in all cases within 30 days of the Effective Time), unless a later payment date is required by Section 409A. No Company RSU shall be assumed by Parent.
               (d) Parent shall file with the SEC, no later than 20 business days after the Effective Time, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the assumed and replaced Continuing Options, to the extent that such shares of Parent Common Stock can be registered on a Form S-8.
               (e) At the Effective Time, if Parent determines that it desires to do so, Parent may assume any or all of the Company Equity Plans or merge any such Company Equity Plan into any equity incentive plan of Parent. If Parent elects to so assume or merge any Company Equity Plan, then, under such Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Continuing Options that are assumed or replaced by Parent pursuant to Section 5.3(b)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Company Equity Plan.
               (f) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 5.3 and to ensure that, from and after the Effective Time, holders of Company Options and Company RSUs have no rights with respect thereto other than those specifically provided in this Section 5.3.
               (g) Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period under the ESPP to be terminated no later than the last business day prior to the date on which the Merger becomes effective; (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause the exercise (as of no later than the last business day prior to the date on which the Merger becomes effective) of each outstanding purchase right under the ESPP; and (iv) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the Merger. On such new exercise date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP.
          5.4 Employee Benefits.

               (a) During the one year period commencing on the Closing Date (but only as long as the relevant Continuing Employee remains employed by Parent or an Affiliate of Parent) Parent shall provide (or cause to be provided) to each Continuing Employee a base salary or base wages, as applicable, incentive bonus opportunities and benefits at a rate, respectively, or level (as applicable) that is substantially similar in the aggregate to those provided to similarly situated employees of Parent or the applicable Affiliate of Parent.
               (b) If Parent elects not to maintain the Surviving Corporation’s benefit plans and programs after the Effective Time, then, subject to any necessary transition period and subject to any applicable Parent plan provisions, contractual requirements or Legal Requirements: (i) all Continuing Employees shall be eligible to participate in Parent’s benefit programs (including its health, paid time off (or similar program) and 401(k) plans), to substantially the same extent as similarly situated employees of Parent or the applicable Affiliate of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans (but not for purposes of calculations of benefits or otherwise), Parent shall use commercially reasonable efforts to provide that such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations or a predecessor company prior to the Effective Time to the same extent as such service was recognized under any analogous Company Employee Plan in effect immediately prior to the Effective Time, except in each case, where doing so would result in duplication of benefits. Parent shall waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent benefit program that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time, and shall use commercially reasonable efforts to provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.
               (c) Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 5.5(a)) to the extent of their rights pursuant to Section 5.5, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.4(c) shall limit the effect of Section 9.8.
               (d) Unless otherwise requested by Parent in writing at least five business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld), effective no later than the day prior to the date on which the Merger becomes effective. The Company also shall take such other actions reasonably connected to terminating such Company 401(k) Plan as Parent may reasonably request in good faith. If the Company knows that the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 5.4(d) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall make a good faith reasonable estimate of the amount of such charges or other fees and provide its estimate of that amount in writing to Parent at least two business days prior to the Closing Date.

               (e) Parent hereby acknowledges that this transaction constitutes a “change of control” for purposes of the Contracts identified in Part 5.4(e) of the Disclosure Schedule, and Parent shall honor, or cause the Surviving Corporation to honor, in accordance with their terms, such Contracts, and shall, to the extent necessary to avoid immediately triggering the acceleration or payment of any benefits thereunder, assume and guarantee the performance of such Contracts as such Contracts may be modified in writing by agreement of Parent and the individual employee subject to such Contract.
               (f) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the transactions contemplated by this Agreement, the Company shall cooperate with Parent and shall use reasonable commercial efforts to agree on how they can cause such notification or consultation requirements to be complied with prior to the Effective Time.
               (g) Prior to the Effective Time, the Acquired Corporations and Parent shall consult with (and take into account the reasonable views of) one another with respect to communications to Continuing Employees regarding post-Closing employment matters.
          5.5 Indemnification of Officers and Directors.
               (a) Parent shall cause the Surviving Corporation to assume and honor the obligations with respect to all rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are or were directors, officers, employees and agents of the Company prior to the Effective Time (the “Indemnified Persons”) for their acts and omissions as such occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in those indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the Company’s standard form as attached as Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended October 1, 2010 or as identified in Part 5.5(a) of the Disclosure Schedule, which shall survive the Merger and shall continue in full force and effect (to the extent such rights are available under and consistent with applicable Delaware law) for a period of six years from the date on which the Merger becomes effective (and until the final disposition of any Legal Proceeding commenced during such period in respect of any Indemnified Person); provided that any such agreements shall remain in effect in accordance with the terms thereof.
               (b) Prior to the Effective Time, the Company (or, at the Company’s option, Parent) shall purchase a prepaid, non-cancellable “tail” policy on the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement for a claims reporting or discovery period of at least six years from the Effective Time and otherwise on terms and conditions that are no less favorable than the terms and conditions provided in the Company’s existing policies as of the date hereof; provided, however, that the Company shall not, without the prior consent of Parent, and Parent and Merger Sub shall not be obligated to, expend an amount for such tail policy in excess of 300% of the current annual premium paid by the Company for its directors’ and officers’ liability insurance (the “Maximum Amount”); provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an aggregate premium in excess of the Maximum Amount, the Company may, and Parent and Merger Sub shall only be required to, spend up to the Maximum Amount to purchase a policy with the greatest coverage as may be obtained by paying an aggregate premium equal to the Maximum Amount.
               (c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
               (d) If Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.5.
               (e) The rights of each Indemnified Person under this Section 5.5 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware law or any other applicable Legal Requirement or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
          5.6 Regulatory Approvals and Related Matters.
               (a) Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as reasonably practicable after the date of this Agreement, prepare and file: (i) the notification and report forms required to be filed or other documentation required under the HSR Act and (ii) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters, including in any Specified Foreign Jurisdiction (as defined in Section 6.5), and shall use reasonable best efforts to obtain as promptly as practicable the expiration or termination of applicable waiting periods or applicable Consents thereunder. The Company and Parent shall respond as promptly as reasonably practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.
               (b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.6(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall (each through its counsel): (i) consult with the other prior to taking a position with respect to any such filing; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any Legal Proceeding related solely to this Agreement or the transactions contemplated hereby (including any such Legal Proceeding relating to any antitrust, competition or fair trade Legal Requirement); (iii) coordinate with the other in preparing and exchanging such information; and (iv) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body related solely to this Agreement or the transactions contemplated by this Agreement.
               (c) Each of Parent and the Company shall (each through its counsel) notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirements applicable to the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.
               (d) Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the Merger as soon as reasonably practicable after the date of this Agreement. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party from any third party in connection with the Merger; and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. Without limiting the foregoing, neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall enter into any voluntary agreement with any Governmental Body agreeing not to consummate the Merger for any period of time without the consent of the other, which consent shall not be unreasonably withheld.
          5.7 Disclosure. Except with respect to any Company Adverse Recommendation Change, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except: (a) as such party may reasonably conclude may be required by applicable Legal Requirements, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) if such statement is consistent with previous press releases, public disclosures or public statements made jointly by the parties or in investor conference calls, SEC filings, Q&As or other documents approved by the parties or is otherwise reasonably consistent with the obligations of the parties under this Agreement to consummate the Merger. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
          5.8 Section 16 Matters. Prior to the Effective Time, the Company shall take all steps as are required to cause the disposition of Company Common Stock, Company Options and any other equity securities of the Company in connection with the Merger by each officer or director of the Company who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

          5.9 Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two business days) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement, of any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent.
          5.10 Tax Contests. In the case of a Tax audit or Tax-related administrative or judicial proceeding that relates to taxable periods ending on or prior to the Closing, (i) Parent shall have the right to participate in any such proceeding, and (ii) the Company shall not settle or otherwise compromise any such proceeding without the prior written consent of the Parent, which consent shall not be unreasonably withheld or delayed and which shall be provided or reasonably denied within five business days after receipt by Parent of the Company’s request therefor.
     Section 6. Conditions Precedent to Obligations of Parent and Merger Sub
     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
          6.1 Accuracy of Representations.
               (a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure of such representations and warranties to be accurate (considered collectively) does not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all Material Adverse Effect, materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded (it being understood, however, that the reference to “Material Adverse Effect” in the first sentence of Section 2.5 shall not be deemed to be a limitation on the scope of the representations and warranties contained therein and shall not be disregarded).
               (b) Each of the Specified Representations shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations as of the foregoing dates, all Material Adverse Effect (other than in the last sentence of Section 2.3(b)), materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
          6.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
          6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

          6.4 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2 and 6.3 have been duly satisfied.
          6.5 Regulatory Matters. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (ii) the other Governmental Authorizations or Consents required to be obtained to consummate the Merger set forth on Part 6.5 of the Disclosure Schedule (the “Specified Foreign Jurisdictions”) shall have been obtained and shall remain in full force and effect or, if a waiting period is applicable to the consummation of the Merger in a Specified Foreign Jurisdiction, such waiting period shall have expired or been terminated, as applicable; and (iii) there shall not be in effect any voluntary agreement between Parent or the Company and any Governmental Body in any Specified Foreign Jurisdiction or the United States pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.
          6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body in the United States or in any Specified Foreign Jurisdiction and remain in effect, and there shall not be pending any motion for a temporary restraining order (or other Order seeking to prohibit consummation of the Merger) brought by a Governmental Body in the United States or in any Specified Foreign Jurisdiction under any applicable Antitrust Law, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger in the United States or in any Specified Foreign Jurisdiction that makes consummation of the Merger illegal.
     Section 7. Conditions Precedent to Obligation of the Company
     The obligation of the Company to effect the Merger and otherwise consummate the Transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:
          7.1 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be so accurate does not materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
          7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
          7.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.
          7.4 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

          7.5 HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.
          7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body in the United States or in any Specified Foreign Jurisdiction and remain in effect, and there shall not be pending any motion for a temporary restraining order brought by a United States Governmental Body under applicable United States Antitrust Law, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger in the United States or in any Specified Foreign Jurisdiction that makes consummation of the Merger illegal.
     Section 8. Termination
          8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote) by written notice of the terminating party (acting through such party’s board of directors or its designee) to the other parties:
          (a) by mutual written consent of Parent and the Company;
          (b) by Parent or the Company if the Merger shall not have been consummated on or prior to 11:59 p.m., New York City time, on April 30, 2012 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
          (c) by Parent or the Company if a court of competent jurisdiction or other Governmental Body in the United States or in any Specified Foreign Jurisdiction shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
          (d) by Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
          (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;
          (f) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement as if made on such subsequent date (or, with respect to any such representation or warranty made as of a specific earlier date, shall have been inaccurate as of such earlier date) such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that: (A) for purposes of determining the accuracy of such representations or warranties as of any date subsequent to the date of this Agreement or as of any specific earlier date, as applicable, all Material Adverse Effect, materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (B) the reference to “Material Adverse Effect” in the first sentence of Section 2.5 shall not be deemed to be a limitation on the scope of the representations and warranties contained therein and shall not be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; provided, further, that, Parent may not terminate this Agreement under this Section 8.1(f) if it is then in breach in any material respect of this Agreement;
          (g) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement as if made on such subsequent date (or, with respect to any such representation or warranty made as of a specific earlier date, shall have been inaccurate as of such earlier date) such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of any date subsequent to the date of this Agreement or as of any specific earlier date, as applicable, all materiality qualifications limiting the scope of such representations or warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; provided, further, that, the Company may not terminate this Agreement under this Section 8.1(g) if it is then in breach in any material respect of this Agreement; or
          (h) subject to the Company’s compliance with Section 5.2(d), by the Company at any time prior to the time the Required Company Stockholder Vote is obtained, if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into one or more acquisition agreements with respect to a Superior Offer (an “Alternative Acquisition Agreement”); (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into one or more Alternative Acquisition Agreements with respect to a Superior Offer; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designees the Termination Fee.

          8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and be of no further force or effect, without any liability or obligation on the part of the Company, Parent or Merger Sub; provided, however, that: (i) the last sentence of Section 4.1(a), the last three sentences of Section 4.1(b), this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any knowing and intentional inaccuracy in or breach of any representation or warranty, or any knowing and intentional breach of any covenant or obligation, contained in this Agreement. For purposes of this Agreement, “knowing and intentional” shall mean a breach or failure to perform an obligation or agreement that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a material breach of this Agreement.
          8.3 Expenses; Termination Fees.
               (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
               (b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) after the date of this Agreement and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been made known to the Company or publicly announced or communicated and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed (provided that for purposes of this clause (iii) the references to “15%” and “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “40%”), then the Company shall pay to Parent a non-refundable fee in the amount of $147,000,000 (such non-refundable fee being the “Termination Fee”) in cash.
               (c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) after the date of this Agreement and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly announced or communicated and such Acquisition Proposal shall not have been publicly withdrawn at least 10 business days prior to the Company Stockholders’ Meeting; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed (provided that for purposes of this clause (iii) the references to “15%” and “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “40%”), then the Company shall pay to Parent the Termination Fee in cash.
               (d) If this Agreement is terminated by Parent pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent the Termination Fee in cash.
               (e) If this Agreement is terminated by: (i) Parent or the Company pursuant to Section 8.1(b) due to a failure to satisfy the conditions set forth in Section 6.5, 6.6, 7.5 or 7.6 (in the case of 6.6 and 7.6 due to a temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Body under any Antitrust Laws); or

(ii) by Parent or the Company pursuant to Section 8.1(c) due to a final and nonappealable Order permanently restraining, enjoining or otherwise prohibiting the Merger under any Antitrust Laws and, in the case of clause “(i)” or “(ii)”, as of the date of termination, each of the conditions set forth in Section 6 (other than those set forth in Section 6.5 or 6.6 (in the case of 6.6 due to a temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental Body under any Antitrust Laws) and other than those conditions that by their terms are to be satisfied at Closing but which conditions would reasonably be expected to be satisfied if the Closing were the date of such termination) has been satisfied, then Parent shall pay to the Company a non-refundable fee in the amount of $200,000,000 (the “Reverse Termination Fee”) within two business days after such termination.
               (f) Any Termination Fee required to be paid to Parent pursuant to Section 8.3(b) or Section 8.3(c) shall be paid by the Company contemporaneously with the earlier to occur of the consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 8.3(b) or Section 8.3(c). Any Termination Fee required to be paid to Parent pursuant to Section 8.3(d) shall be paid by the Company: (A) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination; or (B) in the case of a termination of this Agreement by Parent, within two business days after such termination.
               (g) Each of the parties acknowledges and agrees that the covenants and obligations contained in this Section 8.3 are an integral part of the Transactions contemplated by this Agreement, and that, without these covenants and obligations, the parties would not have entered into this Agreement and that the Termination Fee and the Reverse Termination Fee, as the case may be, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which such Termination Fee or Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, (x) except in the case of a knowing and intentional breach of this Agreement by the Company (or any action by any other Acquired Corporation or by any Representative of any Acquired Corporation that would constitute a knowing and intentional breach of this Agreement had such action been taken by the Company), Parent’s right to receive payment of the Termination Fee from the Company (plus, in the case the Termination Fee is not timely paid, the amounts described in Section 8.3(h)) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement and (y) except in the case of a knowing and intentional breach of this Agreement by Parent or Merger Sub, the Company’s right to receive payment of the Reverse Termination Fee from Parent (plus, in the case the Reverse Termination Fee is not timely paid, the amounts described in Section 8.3(h)) shall be the sole and exclusive remedy of the Company against Parent and Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or agreement in this Agreement, and upon payment of such amount, none of Parent, Merger Sub, any of their respective Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligations relating to or arising out of this Agreement. Nothing in this Section 8.3(g) shall limit the rights of Parent, Merger Sub or the Company under Section 9.12 (or otherwise with respect to injunctive or similar relief), in each case prior to the termination of this Agreement.
               (h) If: (x) the Company fails to pay when due any amount payable under this Section 8.3, then: (i) the Company shall reimburse Parent for all reasonable costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by Parent or Merger Sub in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum 300 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; and (y) Parent fails to pay when due any amount payable under this Section 8.3, then: (i) Parent shall reimburse the Company for all reasonable costs and expenses (including reasonable fees and disbursements of counsel) actually incurred by the Company in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 8.3; and (ii) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum 300 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
     Section 9. Miscellaneous Provisions
          9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          9.2 Extension; Waiver.
               (a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may, in its sole discretion: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.
               (b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
               (c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.
          9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that, except as provided below, the provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms except to the extent amended pursuant to Section 4.3(b). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.
          9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
          9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the corresponding numbered or lettered section in this Agreement, and shall not be deemed to relate to or to qualify any other section, except where it is reasonably apparent on its face from the substance of the matter disclosed that such information is intended to qualify another section.

          9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          9.8 Assignability; Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the parties’ rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by any party without the other parties’ prior written consent shall be void and of no effect. Except as specifically provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature.
          9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission before 5:00 p.m. in the delivery location, when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. in delivery location and receipt is confirmed, on the following business day; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):
          if to Parent or Merger Sub:
Applied Materials, Inc.
Building 12
Attention: Joseph Sweeney, Senior Vice President, General Counsel and Corporate Secretary
Facsimile: (408) 563-4635
and to:
Applied Materials, Inc.
3050 Bowers Avenue, M/S 0105
Santa Clara, CA 95054
Attention: Greg Psihas, Vice President, M&A
Facsimile: (408) 986-7260
          with a copy (which shall not constitute notice) to:
Dewey & LeBoeuf LLP
1950 University Avenue, Suite 500
East Palo Alto, CA 94303
Attention: Keith A. Flaum
Facsimile: (650) 462-4144

          if to the Company:
Varian Semiconductor Equipment Associates, Inc.
35 Dory Road
Gloucester, Massachusetts 01930-2297
Attention: Robert J. Halliday, Executive Vice President, Chief Financial Officer
Facimile: (978) 281-2583
and to:
Varian Semiconductor Equipment Associates, Inc.
35 Dory Road
Gloucester, Massachusetts 01930-2297
Attention: David Hwang, Vice President, General Counsel, Chief IP Counsel and Secretary
Facimile: (978) 281-2583
          with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gary I. Horowitz
                   Marni J. Lerner
Facsimile: (212) 455-2502
          9.10 Cooperation. The parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.
          9.11 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or Governmental Body to be invalid, void or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability or application of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a suitable and equitable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
          9.12 Remedies. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this

Agreement, the Company or Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The Company and Parent hereby waive any requirement for the securing or posting of any bond in connection with any such remedy.
          9.13 Construction.
               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
               (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
               (d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
               (e) The table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, shall not be deemed to limit or otherwise affect any provisions hereof and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

     In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

Applied Materials, Inc.

By:	/s/ George S. Davis
Name:	George S. Davis
Title:	Chief Financial Officer

Barcelona Acquisition Corp.

By:	/s/ George S. Davis
Name:	George S. Davis
Title:	President

Varian Semiconductor Equipment Associates, Inc.

By:	/s/ Robert J. Halliday
Name:	Robert J. Halliday
Title:	CFO

Merger Agreement Signature Page

Exhibit A
Certain Definitions
     For purposes of the Agreement (including this Exhibit A):
     Acquired Corporations. “Acquired Corporations” shall mean, collectively, the Company and the Company’s Subsidiaries.
     Acquisition Proposal. “Acquisition Proposal” shall mean any inquiry, indication of interest, offer or proposal (other than an inquiry, indication of interest, offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Merger) involving:
     (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent or participating corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company; or (iii) in which the Company issues securities representing 15% or more of the outstanding securities of the Company (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class); or
     (b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations taken as a whole (including equity securities of the Company’s Subsidiaries).
     Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.
     Antitrust Laws. “Antitrust Laws” shall mean any Legal Requirement relating to the regulation of competition, including any Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     business day. “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.
     COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

     Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Corporations or any Affiliate of any Acquired Corporation.
     Company Balance Sheet. “Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of April 1, 2011, included in the Company’s Report on Form 10-Q for the fiscal quarter ended April 1, 2011, as filed with the SEC on May 2, 2011.
     Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.
     Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company Intellectual Property or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.
     Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Affiliate of any Acquired Corporation and any Company Associate, other than any such Contract which is terminable “at will” without any obligation on the part of any Acquired Corporation or any Affiliate of any Acquired Corporation to make any severance, change in control or similar payment or provide any benefit.
     Company Employee Plan. “Company Employee Plan” means each: (a) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, profit-sharing, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Acquired Corporations or any Affiliate of any Acquired Corporation for the benefit of or relating to any current or former employee or director of any Acquired Corporation or any other trade or business (whether or not incorporated) which would be treated as a single employer with any Acquired Corporation under Section 414 of the Code, or with respect to which any Acquired Corporation has any current or is reasonably likely to have any future Liability.
     Company Equity Award. “Company Equity Award” shall mean any Company Option or any Company Stock-Based Award.
     Company Equity Plans. “Company Equity Plans” shall mean the Amended and Restated 2006 Stock Incentive Plan and Company’s Omnibus Stock Plan, as amended.

     Company Intellectual Property Right. “Company Intellectual Property Right” shall mean each Intellectual Property Right owned (or purported to be owned) by, or filed in the name of, any Acquired Corporation.
     Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
     Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.
     Company Product. “Company Product” shall mean any commercially available product (including any system, platform, switch, router, equipment, module, tool, subassembly, part or component), software or service: (a) manufactured, marketed, distributed, provided, refurbished, remanufactured, leased, licensed or sold by or on behalf of any Acquired Corporation at any time since January 1, 2010; or (b) that any Acquired Corporation currently supports or is obligated to support or maintain.
     Company Product Software “Company Product Software” shall mean any software owned by an Acquired Corporation that is: (a) contained or included in or provided with any Company Product; or (b) used directly in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.
     Company Restricted Stock. “Company Restricted Stock” shall mean each share of Company Common Stock that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted.
     Company RSU. “Company RSU” shall mean each restricted stock unit and deferred stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.
     Company Stock-Based Award. “Company Stock-Based Award” shall mean each Company Restricted Stock or Company RSU award, whether granted under any of the Company Equity Plans or otherwise and whether vested or unvested.
     Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of April 13, 2011 between the Company and Parent.
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Continuing Employee. “Continuing Employee” shall mean each employee of the Acquired Corporations who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time.

     Contract. “Contract” shall mean any agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
     DGCL. “DGCL” shall mean the General Corporation Law of the State of Delaware.
     Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.
     Domain Name. “Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.
     Encumbrance. “Encumbrance” shall mean any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, assessment, levy, assignment, mortgage, deed of trust, title defect, title retention, security interest, right of possession, lease, arrangement or agreement, executory seizure, attachment, garnishment, conditional sale, the filing of any financial statement under the Uniform Commercial Code or comparable law of any jurisdiction, option, equity, claim or right of or obligation to any Person, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
     Environmental Law. “Environmental Law” shall mean any Legal Requirement relating to pollution or protection of human health, as affected by exposure to materials of environmental concern, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to Releases or threatened Releases of Materials of Environmental Concern, relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     ERISA Affiliate. “ERISA Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.
     Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
     Foreign Plan. “Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Corporation mandated by a Governmental Body outside the United

States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.
     GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.
     Governmental Authorization. “Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including the NASDAQ Stock Market, Inc. and the Financial Industry Regulatory Authority (FINRA).
     HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     Intellectual Property Rights. “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (c) industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor (“Trademarks”); (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), confidential business, technical and know-how information and non-public information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; including confidential databases and data collections and all rights therein (“Trade Secrets”); and (f) any similar or equivalent rights to any of the foregoing (as applicable).
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any executive officer of such Entity (and, in the case of the Company, any executive officer or the treasurer, controller or general counsel of the Company) has actual knowledge of such fact or other matter after reasonable inquiry.

     Legal Proceeding. “Legal Proceeding” shall mean (a) any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or hearing; or (b) any inquiry, audit, examination or investigation that is known to the subject party, in either case, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     Made Available to Parent. Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” shall mean that such information, document or material was: (a) publicly available on the SEC EDGAR database by the Company in un-redacted form; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form at least 5 hours prior to the execution of the Agreement; or (c) made available for review by Parent or Parent’s Representatives at least 5 hours prior to the execution of the Agreement in the virtual data room maintained by the Company with Intralinks in connection with the Merger.
     Material Adverse Effect. “Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered individually or together with all other effects, changes, events and circumstances, is materially adverse to or has or results in a material adverse effect on: the business, financial condition or results of operations of the Acquired Corporations taken as a whole; provided, however, that an effect, change, event or circumstance shall not be deemed to be, have or result in a Material Adverse Effect, and shall not be taken into account when determining whether a Material Adverse Effect has or would reasonably be expected to occur, if such effect, change, event or circumstance arises out of or results from: (i) general economic, market or political conditions; (ii) a decline in the market price, or a change in the trading volume of, the Company Common Stock (provided that this clause “(ii)” shall not preclude any effect, change, event or circumstance that may have contributed to or caused such changes and is not excluded by clauses “(i)” or “(iii)” through “(ix)” of this definition from being taken into account in determining whether a Material Adverse Effect has occurred); (iii) general semiconductor industry conditions (including conditions affecting the industries or industry sectors in which the Company, any of the other Acquired Corporations or their respective customers operate); (iv) acts of war, sabotage or terrorism, natural disasters, acts of God or comparable events; (v) changes in applicable Legal Requirements following the date hereof; (vi) changes in GAAP or other applicable accounting standards following the date hereof; (vii) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Merger, including the initiation of litigation by any Person with respect to this Agreement or the Merger; (viii) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target for any period ending on or after the date of this Agreement (provided that this clause “(viii)” shall not preclude any effect, change, event or circumstance that may have contributed to or caused such changes and is not excluded by clauses “(i)” through “(vii)” or “(ix)” of this definition from being taken into account in determining whether a Material Adverse Effect has occurred); or (ix) any specific action taken (or omitted to be taken) by the Company: (A) at the express written direction of any of Parent and Merger Sub as long as such action was taken in a manner consistent with such direction; or (B) that is required to be so taken by the terms of this Agreement as long as such action was taken in a manner consistent with such requirement; provided, however, in the case of clauses “(i),” “(iii),” “(iv),” “(v)” and “(vi),” except to the extent that the Company and the other Acquired Corporations are disproportionately adversely affected relative to other participants in the industries in which the Company and the other Acquired Corporations participate.
     Materials of Environmental Concern. “Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products and any other substance that is regulated by any applicable Environmental Law.
     Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.
     Order. “Order” shall mean any order, writ, injunction, judgment or decree.
     Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.
     Permitted Encumbrance. “Permitted Encumbrance” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Acquired Corporation is subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.
     Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.
     Registered Intellectual Property. “Registered Intellectual Property” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.
     Release. “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

     Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.
     Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
     SEC. “SEC” shall mean the United States Securities and Exchange Commission.
     Section 409A. “Section 409A” shall mean Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder.
     Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
     Software. “Software” shall mean source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.
     Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.3, 2.18, 2.19, 2.21 and 2.22.
     Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.
     Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, at least a majority of the outstanding shares of Company Common Stock or all or substantially all of the consolidated assets of the Acquired Corporations, that is on terms and conditions that the board of directors of the Company determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation, the advice of the Company’s outside counsel and the likelihood and timing of consummation of the transaction contemplated by such offer, to be more favorable from a financial point of view to the Company’s stockholders than the Merger.
     Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     Taxing Authority. “Taxing Authority” shall mean, with respect to any Tax, the Governmental Body or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Body or subdivision, including any Governmental Body or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
     Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have: (i) withdrawn the Company Board Recommendation; (ii) modified the Company Board Recommendation in a manner adverse to Parent; or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) the board of directors of the Company shall have failed to reaffirm the Company Board Recommendation within ten business days after Parent requests in writing that the Company Board Recommendation be reaffirmed publicly following the public disclosure of an Acquisition Proposal; provided, however, that: (i) if fewer than 10 business days remain from the time of the request for reaffirmation to the date of the Company Stockholders’ Meeting, the reference to 10 business days shall be three business days; and (ii) Parent shall not be entitled to request such a reaffirmation more than one time with respect to any Acquisition Proposal other than in connection with an amendment to the financial terms of such Acquisition Proposal or any other material amendment to such Acquisition Proposal (including such amendments reflected in any Contract relating to such Acquisition Proposal); (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; or (e) any of the Acquired Corporations shall have materially breached any of the provisions set forth in Section 4.3(a) and such breach has resulted in the submission of an Acquisition Proposal (or any Representative of any of the Acquired Corporations shall have taken any action that if taken by any of the Acquired Corporations would have constituted such a material breach of any of the provisions set forth in Section 4.3(a) and such breach has resulted in the submission of an Acquisition Proposal).